EXHIBIT 32.1

The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q of Shire plc for the quarter ended September 30, 2014 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Flemming Ornskov, the Chief Executive Officer and James Bowling, the Interim Chief Financial Officer of Shire plc, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Shire plc.

Date: October 31, 2014

/s/ Flemming Ornskov

Flemming Ornskov
Chief Executive Officer

/s/ James Bowling

James Bowling
Interim Chief Financial Officer

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